Exhibit 4.3
EXECUTION COPY

STOCK DISTRIBUTION AND RELEASE AGREEMENT

This Stock Distribution and Release Agreement (this “Agreement”), dated as of June 30, 2010, is by and among IMEDICOR, INC., a Nevada corporation formerly known as Vemics, Inc. (the “Company”), and JAMES H. DESNICK, EDWARD F. HEIL, DANIEL K. WEBB and G. ALLEN ANDREAS (each, an “Investor” and collectively, the “Investors”).  The Company and the Investors are sometimes referred to herein each as a “Party” and collectively as the “Parties.”

WHEREAS, the Company and Ravine Valley Partners, LLC, an Illinois limited liability company (“Ravine”), entered into a Subscription Agreement, dated July 29, 2008, a copy of which is attached as Exhibit A hereto (the “Subscription Agreement”), pursuant to which Ravine purchased 13,333,333 shares of the Company’s common stock of the Company, par value $0.001 per share (“Common Stock”), at a purchase price of $0.12 per share, or an aggregate purchase price of $1,600,000.00 (the “Ravine Shares”).

WHEREAS, on the date of the Subscription Agreement, the closing price per share of the Ravine Shares as reported by the OTCMarkets Pink Sheets was $0.04 and, therefore, the aggregate value of the Ravine Shares on such date was $533,333.32.

WHEREAS, on the date immediately preceding the date of this Agreement, the closing price per share of the Shares (as defined in Section 1 of this Agreement) as reported by the OTC Bulletin Board was $0.053 and the aggregate value of the Shares on such date was $530,000.

WHEREAS, as of June 30, 2009 (the date of dissolution of Ravine), the Investors owned one hundred percent (100%) of the membership interests of Ravine as follows:

		Membership Interest
Investor		in Ravine
James H. Desnick		53.125%
Edward F. Heil		15.625
Daniel K. Webb		15.625
G. Allen Andreas		15.625
	Total	100.000%

WHEREAS, in connection with the dissolution of Ravine, Ravine distributed the Ravine Shares to the Investors pro rata based on their respective membership interests in Ravine.

WHEREAS, the Subscription Agreement provided certain anti-dilution protection to Ravine in the event that the Company consummated a Dilutive Issuance (as defined in the Subscription Agreement).

WHEREAS, the Investors have asserted certain claims against the Company for additional shares of Common Stock based on the terms and provisions of the Subscription Agreement.

WHEREAS, the Parties desire to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that they have asserted or may assert with respect to the Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Issuance and Distribution of Shares.  Concurrently with the execution and delivery of this Agreement, the Company shall issue to each Investor, as a distribution of stock, that number of shares of Common Stock set forth below opposite such Investor’s name, and shall deliver a stock certificate to each Investor, registered in the name of such Investor, representing that number of shares of Common Stock set forth below opposite such Investor’s name:

		Number of
Investor		Shares
James H. Desnick		5,312,500
Edward F. Heil		1,562,500
Daniel K. Webb		1,562,500
G. Allen Andreas		1,562,500
	Total	10,000,000

The 10,000,000 shares of Common Stock to be issued to the Investors pursuant to this Agreement are sometimes referred to herein collectively as the “Shares”.

2.	Releases.

(a)           Each of the Investors, on behalf of Ravine and its successors and assigns and himself and his heirs, executors, agents, representatives, family members and assigns (collectively, the “Investor Parties”), hereby irrevocably waives, releases and discharges the Company and each of its past, present and future officers, agents, directors, employees, investors, shareholders, partners, administrators, affiliates, attorneys, divisions, subsidiaries, parents, predecessor and successor corporations, representatives and successors and assigns (collectively, the “Company Parties”), of and from any and all claims, duties, obligations, damages, costs, fees, accountings, interest charges, payments, setoffs, debts, demands, actions, suits, accounts, and causes of action of every kind, nature and description, in law or equity, known or unknown, asserted or unasserted, and whether or not discoverable, which such Investor ever had or may have against the Company or any of the Company Parties from the beginning of time through and including the date of this Agreement arising out of or relating in any way to the Subscription Agreement, including, without limitation, the Company’s obligations relating in any way to any Dilutive Issuance.

(b)           The Company, on behalf of itself and the Company Parties, hereby irrevocably waives, releases and discharges the Investors and each of the Investor Parties of and from any and all claims, duties, obligations, damages, costs, fees, accountings, interest charges, payments, setoffs, debts, demands, actions, suits, accounts, and causes of action of every kind, nature and description, in law or equity, known or unknown, asserted or unasserted, and whether or not discoverable, which the Company ever had or may have against the Investors or Ravine from the beginning of time through and including the date of this Agreement arising out of or relating in any way to the Subscription Agreement, including but not limited to claims relating to the assignment of the Ravine Shares by Ravine to the Investors.

3. No Admission of Liability.  The Parties acknowledge and agree that nothing in this Agreement, including but not limited to the releases set forth in Section 2, may be construed by any person or entity as an admission of liability on the part of any Party.

4. Representations and Warranties of the Investors.  The Investors hereby represent and warrant to the Company as follows:

i. As of the date of dissolution of Ravine, the Investors collectively owned all of the outstanding membership interests in Ravine and each Investor owned the membership interest in Ravine set forth in the second whereas clause of this Agreement free and clear of any mortgage, pledge, lien, charge or other encumbrance and has not assigned, sold or transferred any of his interest therein.

ii. Each Investor has the legal right and power to execute and deliver this Agreement, to accept the Shares and to perform his obligations under this Agreement.

iii. This Agreement constitutes a valid and binding obligation of each Investor, enforceable against such Investor in accordance with its terms.  No consent approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Investor in connection with the execution and delivery of this Agreement by him or the performance by him of his obligations hereunder.

iv. Each Investor agrees not to sell or otherwise dispose of all or any part of the Shares distributed to him unless such Shares, or part thereof, as the case may be, are subsequently registered under the Securities Act of 1933, as amended, and such states securities laws as are applicable or unless there are available exemptions from such registration.

5. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to issue the Shares and to perform its obligations under this Agreement.

(b)           As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) and 600,000,000 shares of Common Stock (collectively, the “Company Stock”).  As of the date of this Agreement, (i) 237,285,713 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock, are issued and outstanding, (iii) 47,414,520  shares of Common Stock are authorized for issuance upon the conversion of convertible securities issued by the Company and outstanding, (iv) 49,331,467  shares of Common Stock are authorized for issuance upon the exercise of warrants issued by the Company and outstanding, and (v) 18,000,000 shares of Common Stock are authorized for issuance pursuant to the Company’s stock option plan, under which options or other rights to purchase 1,750,000  shares of Common Stock are outstanding.  Except as set forth in this Section 5(b), there are no convertible or exchangeable securities, options, warrants or other rights to purchase or otherwise acquire, or that obligate the Company to sell or issue, any shares of Company Stock.

(c)           All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement by the Company, the issuance and delivery of the Shares to the Investors and the performance of all of the Company’s obligations under this Agreement, has been taken.  This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Company in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder.

(d)           The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the issuance of the Shares will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s articles of incorporation or bylaws, each as amended to date, or any of the Company’s agreements.

(e)           The Shares are free of any mortgage, pledge, lien, charge or other encumbrance and are not subject to any preemptive right or right of first refusal.

(f)           As of June 30, 2009, the Company did not have any accumulated earnings and profits, within the meaning of Section 316(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Company does not anticipate having any earnings and profits, within the meaning of Section 316(a)(2) of the Code, for its fiscal year ending June 30, 2010.

6. Income Tax Treatment.  The Parties intend that the issuance and distribution of the Shares is a distribution of stock made by the Company with respect to its stock under Section 305(a) of the Code.  The Company agrees to treat this distribution as a nontaxable distribution pursuant to Section 305(a) of the Code and to prepare and file all tax returns, information statements and other related documents on a basis that is consistent with such treatment.

7. Entire Agreement.  This Agreement represents the entire agreement and understanding between the Parties, and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof.

8. Amendment.  This Agreement may only be amended in writing signed by the Company and each Investor.

9. Governing Law.  This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

10. Further Assurances.  Each Party agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and the transactions contemplated hereunder.

11. Miscellaneous.  Each of the Parties represents that such Party has been represented by legal counsel in the negotiation and drafting of this Agreement and that such Party has participated in the drafting of this Agreement.  Each of the Parties represents that it has read this Agreement, has discussed it with such Party’s legal counsel, understands the terms and consequences of this Agreement and the releases it contains, and is aware of the legal and binding effect of this Agreement.  Each of the Parties further acknowledges that such Party is entering into this Agreement knowingly, voluntarily and without any duress or undue influence.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

IMEDICOR, INC.,
A Nevada corporation formerly known as Vemics, Inc.

By:/s/ Craig Stout__________________
Name:  Craig Stout
                                                                                                                        Title:  Chief Operating Officer & Chief Financial Officer

INVESTORS:

/s/ James H. Desnick__________________
James H. Desnick

/s/ Edward F. Heil____________________
Edward F. Heil

/s/Daniel K. Webb____________________
Daniel K. Webb

/s/G. Allen Andreas__________________
G. Allen Andreas

(Signature Page to Stock Issuance and Release Agreement)